Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is by and between TeleTech Services Corporation, including its subsidiaries, affiliates, their successors and assigns, their directors, officers, employees and agents (the “Company” or “TeleTech”) and Brian Shepherd (“Employee”), and shall be effective as of the Start Date of employment (“Effective Date”).

1.                                      Appointment.

a.                                      TeleTech hereby employs Employee as Executive Vice President of TeleTech and President of Customer Strategy and Technology Services, reporting to the Chairman and Chief Executive Officer, Kenneth Tuchman of TeleTech Holdings, Inc.  Employee hereby accepts such employment with TeleTech to begin on January 28, 2013 (“Start Date”).

b.                                      Employee shall devote his full-time and best efforts to the performance of all duties as shall be assigned to Employee from time to time by TeleTech.  Unless otherwise specifically authorized in writing by TeleTech, Employee shall not engage in any other business activity, or otherwise be gainfully employed.  This shall not preclude Employee from serving on Boards of Directors with Company’s prior written approval.

c.                                       Employee acknowledges that, as part of Employee’s employment duties hereunder, Employee may be required to perform services for, and serve as an officer and/or director of, subsidiaries and affiliates of TeleTech, on behalf of and as requested by TeleTech, and Employee agrees to perform such duties to the extent they are consistent with his position.  Employee shall render such services as are necessary and desirable to protect and advance the best interests of the Company, acting, in all instances, in accordance with the Code of Conduct and all Company policies.

2.                                      Compensation.

a.                                      Salary and Salary Review.  Employee’s base salary shall be $450,000 per year, payable in equal installments in accordance with the Company’s standard payroll practice, less legally required deductions and withholdings.  The Compensation Committee of the Board of Directors for TeleTech Holdings, Inc. (the “Compensation Committee”) will determine in its sole discretion if Employee’s base pay will be increased on a periodic basis, but the base salary may not be reduced without the written consent of the Employee.

b.                                      Annual Incentive.  Beginning January 28, 2013, and on a yearly basis thereafter on January 1 of the new year, Employee will be eligible to participate in an Annual Incentive Plan (“AIP”) consisting of both a cash and equity component with payouts tied to varying achievement levels of the Company (e.g., operating income as % of revenue), and business unit (e.g., signings, revenue, operating income, and NPS), and individual targets. This paragraph 2(b) and its subparts generally describe the AIP and cash and equity components. The final terms and conditions of the AIP for 2013 will be set forth in a separate document to be presented to Employee during the first quarter of 2013. The terms and conditions of the 2013 AlP will be mutually agreed by Company and Employee, but in no case shall such terms and conditions be less beneficial to Employee than this Agreement, and once mutually agreed shall supersede and replace this paragraph 2(b) and its subparts.

(i)                                    Cash Component:  Employee shall be eligible to receive a cash incentive of $900,000 per year, commencing in 2013 with the incentive for the first year being payable in March 2014, based on business unit and individual performance for the prior year, and achievement of Company and business unit targets as set forth by the Company for each year in which Employee is eligible to participate in the AIP.

(ii)                                Equity Component.  Employee shall be eligible to receive $900,000 in Fair Market Value equity grants on an annual basis commencing in 2013 with the first year grant being awarded in March 2014 with vesting over a five year period from the anniversary date of issue.  The Fair Market Value equity granted will be determined based on a variety of performance criteria including but not limited to: Company and business unit revenue and operating income; signings revenue, operating income and NPS; and individual goals and objectives set forth by the Company.

(iii)                            First Year Bonus Under AIP.  In the first full year of employment from Employee’s Start Date, and under the 2013 AIP referenced above, Employee is guaranteed to earn a total bonus equivalent to $900,000 (the “First Year Bonus”), provided the Employee does not resign or is not terminated for “Cause” (as defined in Paragraph 8(f) below) through the actual AIP cash and equity payout date to occur no later than March 31, 2014.  If Employee voluntarily leaves the Company or is terminated for “Cause”: within the year 2014, but after the bonus payout date, any amounts of the First Year Bonus not deemed earned by the Company in accordance with the AIP will be repayable by Employee to the Company without interest on a monthly pro-rata basis.  For avoidance of doubt, this monthly pro-ration means that if Employee were to no longer be employed with the Company as of July 1, 2014, then he would be responsible for repaying 50% (6 months out of 12 months) for the unearned portion of the 2013 bonus.

4.                                      Restricted Stock Units.

a.                                      Time-Based RSU Grant.  TeleTech Holdings, Inc. (“TeleTech Holdings”), the parent company of TeleTech, shall grant Employee 75,000 restricted stock units (“RSUs”) contingent upon the approval of the Compensation Committee.  In the event that the Compensation Committee does not approve such grant, then

Company will offer Employee additional compensation having an equivalent value and terms. The Time-Based RSUs shall vest in accordance with the terms and conditions set forth in the Restricted Stock Unit Agreement, attached hereto as Exhibit A.  Employee will be eligible for additional annual RSU grants as recommended by the CEO and as approved by the Compensation Committee.

5.                                      Benefits.

a.                                      Medical, Vision, Dental, Insurance and Long-Term Disability Insurance.  Employee and his dependents shall be eligible for Company coverage under the group medical, vision, and dental insurance and other insurance plans made available to the Company’s employees, beginning on the first of the month after 30 days from the Effective Date.  The Company agrees to pay Employee’s COBRA premiums for the time-period between his Start Date and the date upon which he is eligible for coverage under the Company’s group health plan.

In the event the Company does not offer an employer-sponsored health plan to its employees, the Company shall reimburse Employee’s reasonable premiums for private health care coverage for himself and his dependents, during his employment and while such coverage is not offered, up to $1,500.00 per month.

b.                                      Miscellaneous benefits.  Employee shall receive benefits generally applicable to the Company’s management employees that are from time to time in effect, such as the Company’s 401(k) and Deferred Compensation Plans.

6.                                      Paid Leave.

Employee shall receive Paid Time Off (PTO) pursuant to the then current PTO Policy (or any other vacation/sick policy then in effect).  Employee will also be paid for time off for certain holidays as set forth in Company’s then current Company Holiday Policy.

7.                                      Relationship Between this Agreement and Other Company Agreements.

In the event of any direct conflict between any term of this Agreement and any TeleTech contract, policy, procedure, guideline or other publication, the terms of this Agreement shall control.

8.                                      Termination.

a.                                      Termination by Either Party.  Except as set forth in paragraphs 8(c), (d) and (e) below, upon 30 days written notice, either party may terminate the employment relationship.  Both parties may mutually agree to a shorter period.

b.                                      Termination by the Company Without Cause.

(i)                                                       Year 1.  Upon 30 days written notice and within Employee’s first full year of employment with the Company commencing from Employee’s Start Date, the Company, in its sole discretion, may terminate Employee’s employment without “Cause” (as “Cause” is defined in paragraph 8(f), below).  In this instance, if Employee executes a separation agreement releasing all legal claims, except for those that cannot legally be released (attached as Exhibit B is TeleTech’s standard “Separation Agreement” though TeleTech reserves the right to modify if necessary depending on the specific terms and conditions applicable to Employee’s situation) and Employee continues to comply with all terms of such Separation Agreement, and any other agreement signed by Employee, as severance compensation TeleTech shall pay Employee the sum of 12 months of Employee’s then-current Annual Base Pay (i.e., $450,000 or such higher base salary as may be in effect at the time of termination of employment), measured on the then current monthly basis and payable over a 12 month period in accordance with TeleTech’s then current regular pay periods and policies, less legally required deductions and withholdings.  Employee shall also receive 50% of the AIP cash component referenced in this Agreement (i.e., $450,000), payable over a 12 month period in accordance with TeleTech’s then current regular pay periods and policies, less legally required deductions and withholdings.  No other compensation or bonuses will be deemed “earned” and payable during termination within this first year, such as the First Year Bonus, or equity grants or vesting, or any other pay.

(ii)                                                   Year 2 and thereafter.  Upon 30 days written notice and at any time after Employees first full year of employment with the Company, the Company, in its sole discretion, may terminate Employee’s employment without “Cause” (as “Cause” is defined in paragraph 8(f), below).  In this instance, if Employee executes a Separation  Agreement and Employee continues to comply with all terms thereof, and any other agreement signed by Employee, as severance compensation TeleTech shall pay Employee the sum of 12 months of Employee’s then-current Annual Base Pay ($450,000 or such higher base salary as may be in effect at the time of termination of employment), measured on the then current monthly basis and payable over a 12 month period in accordance with TeleTech’s then current regular pay periods and policies, less legally required deductions and withholdings.

(iii)                                               Change in Base Pay, Eligible Bonus, and Reporting.  The Employee shall be employed in the capacity of Executive Vice President of TeleTech and President of Customer Strategy & Technology Services.  Employee and the Company agree that any reduction in Employee’s base, any reduction in employees eligible AIP cash or equity bonus, any change in Employee’s reporting to someone other than the Company CEO, or any reduction in level in the Company, constitutes termination without “Cause” under Paragraph 8 and severance compensation will be due to Employee in accordance with those terms.  For clarity sake, nothing in this provision 8(b)iii) shall prohibit the Company from modifying Employee’s job duties from time to time in accordance with business needs, as long as changes in these duties do no reduce the base pay, eligible AIP bonus pay, reporting relationship to the CEO, or result in lower level in the company.

If TeleTech terminates this Agreement without Cause under this paragraph 8(b), and TeleTech pays Employee all salary and compensation earned as of the termination date, and provides Employee severance compensation and severance benefits in the amount and on the terms specified in this paragraph 8(b), TeleTech’s acts in doing so shall be in complete accord and satisfaction of any claim that Employee has or may at any time have for compensation or payments of any kind from TeleTech arising from or relating in whole or part to Employee’s employment with TeleTech and/or this Agreement. If the Separation Agreement and legal release is not signed within thirty (30) days from when the agreement is presented to Employee, then Employee waives his right to receive any severance compensation or severance benefits, even if Employee were to successfully litigate any claim against Company.  Employee is not entitled to severance compensation or severance benefits if Employee terminates his own employment with Company.

c.      Termination by the Company for Cause.  The Company may terminate this Agreement effective immediately for Cause, as set forth in 8(f), upon notice to Employee, with the Company’s only obligation being the payment of any salary and compensation earned as of the date of termination, and any continuing obligations under Company pension or benefit plans then in effect, and without liability for severance compensation of any kind.

d.                                      Termination Upon Employee’s Death.  This Agreement shall terminate immediately upon Employee’s death.  Thereafter, the Company shall pay to Employee’s estate all compensation fully earned, and benefits fully vested as of the last date of Employee’s continuous, full-time active employment with the Company.  For purposes of this Agreement, continuous, full-time active employment shall be defined as the last date upon which Employee continuously performed his job responsibilities on a regular, full-time basis consisting of 35 hours or more per week, and in the usual course of the Company’s business (“Continuous Full-Time Active Employment”).  The Company shall not be required to pay any form of severance, severance benefits, or other compensation concerning or on account of Employee’s employment with the Company or the termination thereof.

e.                                       Termination Following Disability.  During the first ninety (90) calendar days after a mental or physical condition that renders Employee unable to perform the essential functions of his position with reasonable accommodation (the “Initial Disability Period”), Employee shall continue to receive his base salary pursuant to paragraph 2(a).  Thereafter, if Employee qualifies for benefits under the Company’s long term disability insurance plan (the “LTD Plan”), then Employee shall remain on leave for as long as Employee continues to qualify for such benefits, up to a maximum of 180 consecutive days (the “Long Term Leave Period”).  The Long Term Leave Period shall begin on the first day following the end of the Initial Disability Period.  During the Long Term Leave Period, Employee shall be entitled to any benefits to which the LTD Plan entitles Employee, but no additional compensation from the Company in the form of salary, performance bonus, equity grants, allowances or otherwise. If during or at the end of the Long Term Leave Period Employee remains unable to perform the essential functions of his position, then the Company may terminate this Agreement and/or Employee’s employment. If the Company terminates this Agreement or Employee’s employment under this paragraph 8(e), the Company’s payment obligation to Employee shall be limited to all compensation fully earned, and benefits fully vested as of the last date of Employee’s Continuous, Full-Time Active Employment with the Company.

(i)                                     Except as specifically set forth above in this paragraph 8(e), the Company shall not be required to pay any form of severance, severance benefits, or other compensation concerning or on account of Employee’ employment with the Company or the termination thereof, unless that Disability occurs during the course and scope of Employee’s employment while on Company business, in Year 1 of employment during the guaranteed cash bonus period, then Company will pay a monthly prorated portion of the $450,000 guaranteed bonus.  The compensation and benefits under this paragraph are in addition to any other compensation and benefits Employee may receive under any disability or other insurance policy.

f.                                        Definition of “Cause”.  Cause shall include any the following acts: (i) fraud, theft (or attempted theft), embezzlement, (or attempted embezzlement), dishonest acts or illegal conduct; (ii) similar acts of willful misconduct of the Employee resulting in material damage to the Company; (iii) serious neglect by the Employee in the performance of his duties that results, in the reasonable judgment of the CEO, in a material adverse effect on the Company, which, in the case of such neglect which is capable of being cured, is not cured to the reasonable satisfaction of the CEO within fifteen (15) days after the Company gives the Employee written notice of such neglect; (iv) a material breach by the Employee of this Agreement that is not cured within fifteen (15) days following the Employee’s receipt of written notice of such breach from the Company; (v) use of any unlawful controlled substance or use of alcohol to an extent that it interferes on a continuing and material basis with the performance of his duties under this Agreement, or (vi) a breach of a fiduciary duty that results in material impact to the Company and/or that results in personal profit to the Employee (as determined by the Company in its sole discretion).

9.                                      Relocation not Required.  The Company shall not require Employee to relocate from Charlotte, North Carolina to Colorado until such time as is mutually agreed to by both Employee and the Company.

10.                               Travel Required.  Employee agrees that extensive travel is a requirement of this position.  For purposes of this Agreement, “extensive” shall be defined as at least 65% of an average business week.  Company agrees that Employee will be permitted to travel on business class for international travel and red-eye US flights.

11.                               Successors and Assigns.  The Company, its successors and assigns may in their sole discretion assign this Agreement to any person or entity in connection with the acquisition of all or substantially all the assets of the Company, with or without Employee’s consent as long as Employee is guaranteed that the terms in this Employment Agreement will be adhered to by any successors or assignees.  This Agreement thereafter fully shall bind, and inure to the benefit of the Company’s successors or assigns and in the event of a sale of all or a portion of the Company’s stock or assets, this Agreement shall continue in full force and effect.  Employee shall not assign either this Agreement or any right or obligation arising hereunder.

12.                               Dispute Resolution.

Employee and the Company agree that in the event of any controversy or claim arising out of or relating to Employee’s employment with and/or separation from the Company, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially.  Each party may consult with counsel in connection with such negotiations.  All controversies and claims arising from or relating to Employee’s employment with the Company and/or the termination of that employment that cannot be resolved by good-faith negotiations shall be resolved only by final and binding arbitration.  Employee agrees to execute, simultaneously with the execution of this Agreement, the Company’s current Arbitration Agreement.

13.                               Non-Disclosure and Non-Competition.

Employee agrees to execute, simultaneously with the execution of this

Agreement, the Company’s current Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation, which, among other things, restricts Employee from engaging in any activity in competition with the Company for a one-year period following Employee’s termination provided the Company pays Employee the required severance payments as defined in Paragraph 8b above; or, if Employee is terminated by the Company for “Cause.”  For the avoidance of doubt, Employee agrees that he must execute the Separation Agreement referenced herein in order to receive severance payments and that Employee will remain subject to the Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation if he is terminated for “Cause,” in which case Employee receives no severance payment(s) but is still bound to the Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation.

14.                               Section 409A.

a.                                      Interpretation.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (“Section 409A”).

b.                                      Separation from Service; Separate Payments.  Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment, all references to Employee’s “termination of employment” shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and Employee shall not be considered to have had a termination of employment unless such termination constitutes a “separation from service” with respect to Employee.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

c.                                       Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of Employee’s “separation from service”, any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such delayed payment shall be paid to Employee in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of the six-month period from the date of Employee’s “separation from service,” or (ii) Employee’s death.  To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury

Regulation Sections 1.409A-1(b)(4) or 1.409A-1(b)(9), or in any other applicable exception or provision of Section 409A.

d.                                      Reimbursements.  With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expenses were incurred.

e.                                       Cooperation.  If the parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, Employee and the Company agree to amend this Agreement, or take such other actions as Employee and the Company deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to Employee under this Agreement.  If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

15.                               Miscellaneous.

a.                                      Governing Law.  This Agreement, and all other disputes or issues arising from or relating in any way to the Employee’s relationship with Employee, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

b.                                      Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

c.                                       Modification of Agreement.  This Agreement or any other term or condition of employment shall not be modified by word or deed, except in writing signed by Employee and Executive Vice President of Human Capital for TeleTech.

d.                                      Waiver.  No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel.  No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

e.                                       Construction.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement’s terms and to consult with counsel of their own choosing.  Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

f.                                        Employee’s Representations and Warranties.  Employee represents and warrants that the Employee is not a party to any other employment, non-competition or other agreement or restriction which could interfere with Employee’s employment with the Company or Employee’s or the Company’s rights and obligations hereunder, and that Employee’s acceptance of employment with the Company and the performance of Employee’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which Employee is a party or any duty owed by Employee to any other person.  In the event a former employer initiates legal action against Employee for such breach, the Company agrees to provide legal fees at Company’s sole expense up to $250,000.  The Parties understand and agree that the Company may select counsel of its own choosing, with or without the consent of Employee.  Once the Company has spent $250,000, Employee is free to select counsel of his own choosing, with or without consent of the Company, and he will be responsible for all legal fees pertaining to the matter thereafter, at his sole expense, without further financial assistance from the Company.

g.                                      Counterparts and Telecopies.  This Agreement may be executed in counterparts, or by copies transmitted by telecopier, which counterparts and/or facsimile transmissions shall have the same force and effect as had the contract been executed in person and in original form.

h.                                      Return and/or Forfeiture of Compensation and Equity Grants.  Notwithstanding any other provision in this Agreement or in the Equity Agreements, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission or any listing requirements of any stock exchange or stock market on which any securities of TeleTech trade, from time to time, and in the event any bonus payment, stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of TeleTech, then any payments made or awards granted shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements.  This Section 15(h) shall survive any expiration or termination of this Agreement for any reason.

Employee acknowledges and agrees: that he understands this Agreement; that he enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects his legal rights; and that he understands the need to consult concerning this Agreement with legal counsel of his own choosing, and has had a full and fair opportunity to do so.

[SIGNATURES FOLLOW]

Employee:		TeleTech Services Corporation:

By:	/s/ Brian A. Shepherd 01-18-13	By:	/s/ Mike Jossi 1/18/13

Name: Brian Shepherd		Name: Mike Jossi

		Its:	Executive Vice President, Global Human Capital

Exhibit A

To

Executive Employment Agreement

(Time-Based RSU Grant)

See attached.

EXHIBIT A

TELETECH HOLDINGS, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into between TELETECH HOLDINGS, INC., a Delaware corporation (“TeleTech”), and Brian Shepherd (“Grantee”), as of                             the “Grant Date”).  In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

1.             Grant of RSUs.  Subject to the terms and conditions of the TeleTech Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”), a copy of which is attached hereto and incorporated herein by this reference, TeleTech grants to Grantee an Award (the “Award”) of Restricted Stock Units (“RSUs”) of 75,000 shares of TeleTech’s common stock.

2.                                      Rights Upon Certain Events.

(a)           Rights Upon Termination of Service.  If Grantee incurs a “Termination of Service” (as defined below) for any reason other than (i) for “Cause” as defined in Grantee’s Executive Employment Agreement with TeleTech or its Subsidiary with an effective date of January 28, 2013 ( in the event Grantee’s Executive Employment Agreement is deemed not in effect, for “Cause” shall default to the meaning set forth in the Plan, as referenced in Paragraph 3A(c)(i) below), (ii) Grantee’s death, or (iii) Grantee’s mental, physical or emotional disability or condition (a “Disability”), Grantee shall retain rights of ownership to any then vested portion of the Award.  Any unvested portion of the Award shall be immediately cancelled.

(b)           Rights Upon Termination of Service For Cause.  If Grantee incurs a Termination of Service for Cause, the RSUs shall be immediately cancelled.

(c)           Rights Upon Grantee’s Death or Disability.  If Grantee incurs a Termination of Service as a result of Grantee’s death or disability, Grantee shall retain any then vested portion of the Award.  Any unvested portion of the Award shall be immediately cancelled.

3.                                      Vesting.

(a)           The RSU Award shall vest in four installments beginning on                               , as delineated in the table below:

Vesting Schedule
Vesting Date	Cumulative Percentage

2nd anniversary of grant date)	40%
3rd anniversary of grant date)	20%
4th anniversary of grant date	20%
5th anniversary of grant date	20%

(b)           Grantee must not have incurred a Termination of Service before any Vesting Date in order to vest in the portion of the RSUs that vest on such Vesting Date.  No portion of the RSUs shall vest between Vesting Dates; if Grantee incurs a Termination of Service for any reason, then any portion of the RSUs that is scheduled to vest on any Vesting Date after the date Grantee’s Termination of Service is terminated automatically shall be forfeited as of the Termination of Service.

3A.          Vesting Following a Change in Control.

(a)           Accelerated Vesting.  Notwithstanding the vesting schedule contained in Section 3, upon a “Change in Control” (as hereinafter defined) any RSUs that would otherwise vest on or after the effective date of the Change in Control shall be accelerated and become 100% vested on the effective date of the Change in Control; provided, however, that for purposes of a Change in Control pursuant to Section 3A(b)(i) hereof, the unvested RSUs shall be deemed to have vested immediately prior to a Change in Control transaction described in Section 3(b)(i) hereof in order to allow such RSUs to participate in such Change in Control transaction.

(b)           Definition of “Change in Control”. For purposes of this Agreement, “Change in Control” means the occurrence of any one of the following events:

(i)            any consolidation, merger or other similar transaction (A) involving TeleTech, if TeleTech is not the continuing or surviving corporation, or (B) which contemplates that all or substantially all of the business and/or assets of TeleTech will be controlled by another corporation;

(ii)           any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TeleTech (a “Disposition”); provided, however, that the foregoing shall not apply to any Disposition to a corporation with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51% of the then outstanding Common Stock and/or other voting securities of TeleTech immediately prior to such Disposition, in substantially the same proportion as their ownership immediately prior to such Disposition;

(iii)          approval by the stockholders of TeleTech of any plan or proposal for the liquidation or dissolution of TeleTech, unless such plan or proposal is abandoned within 60 days following such approval;

(iv)          the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 51% or more of the outstanding shares of voting stock of TeleTech; provided, however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (A) by any person made directly from TeleTech, (B) made by TeleTech or any Subsidiary, or (C) made by an employee benefit plan (or related trust) sponsored or maintained by TeleTech or any Subsidiary; or

(v)           if, during any period of 15 consecutive calendar months commencing at any time on or after the Grant Date, those individuals (the “Continuing Directors”) who either (A) were directors of TeleTech on the first day of each such 15-month period, or (B) subsequently became directors of TeleTech and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of TeleTech, cease to constitute a majority of the board of directors of TeleTech.

(c)           Other Definitions.  The following terms have the meanings ascribed to them below:

(i)            “Cause” has the meaning given to such term in Grantee’s Executive Employment Agreement with TeleTech or any Subsidiary with an effective date of January 28, 2013; provided, however, that, if at any time Grantee’s employment or service relationship with TeleTech or any Subsidiary is deemed not to be governed by a written agreement or if such written agreement does not define “Cause” (or a similar term), then the term “Cause” shall have the meaning given to such term in the Plan.

(ii)           “Termination Date” means the date upon which Grantee incurs a Termination of Service and for a Grantee who is then an employee, shall mean the latest day on which Grantee is expected to report to work and is responsible for the performance of services to or on behalf of TeleTech or any Subsidiary, notwithstanding that Grantee may be entitled to receive payments from TeleTech (e.g., for unused vacation or sick time, severance payments, deferred compensation or otherwise) after such date; and

(iii)                         “Termination of Service” shall mean:

(a)  As to an Independent Director, the time when a Participant who is an Independent Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences employment with TeleTech or remains in employment or service with TeleTech or any Subsidiary in any capacity.

(b) As to an employee, the time when the employee-employer relationship between a Participant and TeleTech or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences service with TeleTech as an Independent Director.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service.  For purposes of the Plan, a Participant’s employee-employer relationship or Independent Director relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

(iv)          “Independent Director” means a Director of TeleTech who is not an employee of TeleTech or any Subsidiary.

3B.          Settlement of Vested RSUs.   RSUs subject to an Award shall be settled pursuant to the terms of the Plan as soon as reasonably practicable following the vesting thereof, but in no event later than March 15 of the calendar year following the calendar year in which the RSUs vest.

4.             RSUs Not Transferable and Subject to Certain Restrictions.  The RSUs subject to the Award may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Internal Revenue Code of 1986, as amended (the “Code”).

5.             Forfeiture  If at any time during Grantee’s employment or services relationship with TeleTech or at any time during the 12 month period following Grantee’s Termination of Service, a Forfeiture Event (as defined below) occurs, then at the election of the Committee, (a) this Agreement and all unvested RSUs granted hereunder shall terminate and (b) Grantee shall return to TeleTech for cancellation all shares held by Grantee plus pay TeleTech the amount of any proceeds received from the sale of any shares to the extent such shares were issued pursuant to RSUs granted under this Agreement that vested (i) during the 24 month period immediately preceding the Forfeiture Event, or (ii) on the date of or at any time after such Forfeiture Event. “Forfeiture Event” means the following: (i) conduct related to Grantee’s employment or service relationship for which criminal penalties may be sought; (ii) Grantee’s commission of an act of fraud or intentional misrepresentation; (iii) Grantee’s embezzlement or misappropriation or conversion of assets or opportunities of TeleTech or any Subsidiary; (iv) Grantee’s breach of any the non-competition or non-solicitation provisions; (v) Grantee’s disclosing or misusing any confidential or proprietary information of TeleTech or any Subsidiary or violation of any material policy of TeleTech or any Subsidiary or duty of confidentiality; or (vi) any other material breach of the Code of Conduct or other appropriate and applicable policy of TeleTech or any Subsidiary.  The Committee, in its sole discretion, may waive at any time in writing this forfeiture provision and release Grantee from liability hereunder.

6.             Acceptance of Plan.  Grantee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.  As part of our standard equity process, TeleTech uses a third party administrator for the recordkeeping and transactions of all equity grants.  Accordingly, TeleTech will be required to provide Bank of America, Merrill Lynch, our third party administrator, certain personal information including your address, date of birth, current supplemental income and current tax withholding.  By your signature on this Agreement, you are authorizing your acceptance of the transfer of such personal information.

7.             No Right to Employment.  Nothing herein contained shall confer upon Grantee any right to continuation of employment or service relationship by TeleTech or any Subsidiary, or interfere with the right of TeleTech or any Subsidiary to terminate at any time the employment or service relationship of Grantee.  Nothing contained herein shall confer any rights upon Grantee as a stockholder of TeleTech, unless and until Grantee actually receives shares of Common Stock.

8.             Adjustments.  Subject to the sole discretion of the Board of Directors, TeleTech may, with respect to any vested RSUs that have not been settled pursuant to the Plan, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares that may be used to settle vested RSUs in the event of a change in the corporate structure or shares of TeleTech; provided, however, that no adjustment shall be made for the issuance of preferred stock of TeleTech or the conversion of convertible preferred stock of TeleTech.  For purposes of this Section 8, a change in the corporate structure or shares of TeleTech includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization or liquidation, and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of TeleTech or another entity.

9.             No Other Rights.  Grantee hereby acknowledges and agrees that, except as set forth herein, no other representations or promises, either oral or written, have been made by TeleTech, any Subsidiary or anyone acting on their behalf with respect to Grantee’s rights under this Award, and Grantee hereby releases, acquits and forever discharges TeleTech, the Subsidiaries and anyone acting on their behalf of and from all claims, demands or causes of action whatsoever relating to any such representations or promises and waives forever any claim, demand or action against TeleTech, any Subsidiary or anyone acting on their behalf with respect thereto.

10.          Confidentiality.  GRANTEE AGREES NOT TO DISCLOSE, DIRECTLY OR INDIRECTLY, TO ANY OTHER EMPLOYEE OF TELETECH AND TO KEEP CONFIDENTIAL ALL INFORMATION RELATING TO ANY AWARDS GRANTED TO GRANTEE, PURSUANT TO THE PLAN OR OTHERWISE, INCLUDING THE AMOUNT OF ANY SUCH AWARD AND THE RATE OF VESTING THEREOF; PROVIDED THAT GRANTEE SHALL BE ENTITLED TO DISCLOSE SUCH INFORMATION TO SUCH OF GRANTEE’S ADVISORS, REPRESENTATIVES OR AGENTS, OR TO SUCH OF TELETECH’S OFFICERS, ADVISORS, REPRESENTATIVES OR AGENTS (INCLUDING LEGAL AND ACCOUNTING ADVISORS), WHO HAVE A NEED TO KNOW SUCH INFORMATION FOR LEGITIMATE TAX, FINANCIAL PLANNING OR OTHER SUCH PURPOSES.

11.          Severability.  Any provision of this Agreement (or portion thereof) that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 11, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

12.          References.  Capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Plan.

13.          Entire Agreement.  This Agreement (including the Plan) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between TeleTech and Grantee relating to Grantee’s entitlement to RSUs or similar benefits, under the Plan or otherwise.

14.          Amendment.  This Agreement may be amended and/or terminated at any time by mutual written agreement of TeleTech and Grantee; provided, however that TeleTech, in its sole discretion, may amend the definition of “Change in Control” in Section 3A(b) from time to time without the consent of Grantee.

15.          Section 409A.

(a)           Notwithstanding any provision herein to the contrary, for purposes of determining whether Grantee has incurred a Termination of Service for purposes of Section 3A hereof, Grantee will not be treated as having incurred a Termination of Service unless such termination constitutes a “separation from service” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).   If Grantee has a “separation from service” following a Change in Control pursuant to Section 3A(a)(ii), the RSUs vesting as a result of such “separation from service” will be paid on a date determined by TeleTech within 5 days of Grantee’s “separation from service.”  If Grantee is a “specified employee” (within the meaning of Section 409A) with respect to TeleTech at the time of a “separation from service” and Grantee becomes vested in RSUs as a consequence of a “separation from service,” the delivery of property in settlement of such vested RSUs shall be delayed until the earliest date upon which such property may be delivered to Grantee without being subject to taxation under Section 409A.

(b)           This Restricted Stock Unit Agreement and the Award are intended to be exempt from the provisions of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for any payments to be made within the applicable “short-term deferral” period (within the meaning of Section 1.409A-1(b)(4) of the Department of Treasury regulations) following the lapse of a “substantial risk of forfeiture” (within the meaning of Section 1.409A-1(d) of the Department of Treasury regulations).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A of the Code, the Committee, in its sole discretion, may adopt such amendments to this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, from time to time, without the consent of Grantee, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.

16.          No Third Party Beneficiary.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than Grantee and Grantee’s respective successors and assigns expressly permitted herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

17.          Governing Law.  The construction and operation of this Agreement are governed by the laws of the State of Delaware (without regard to its conflict of laws provisions).

[SIGNATURE PAGE TO FOLLOW]

Executed as of the date first written above.

TELETECH HOLDINGS, INC.

By:
Name: Regina M. Paolillo
Title: Chief Financial Officer

Signature of (“Grantee”)

Grantee’s Social Security Number

Exhibit B

To

Executive Employment Agreement

(Separation Agreement)

See attached.

EXHIBIT B

[CURRENT DATE]

PERSONAL & CONFIDENTIAL

[NAME]

[ADDRESS]

[CITY, STATE, ZIP]

Dear [NAME]:

Based on mutual agreement, your employment with TeleTech Services Corporation (“TeleTech” or “the Company”) will terminate effective the close of business on [DATE] (“Termination Date”).

This letter contains a Settlement Agreement and Release of Claims (“Agreement”) intended to resolve any and all disputes arising from your employment and your separation from employment with TeleTech on mutually agreeable terms as set forth below.  Please review it carefully, and if it is acceptable to you, sign and return an original copy to TeleTech Legal Department, 9197 S. Peoria Street, Englewood, CO 80112 Attn: Settlement Agreements, either by mail or by hand delivery.  If you are 40 or over, you have been provided at least 21 days to consider whether to enter into this Agreement.

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Agreement is made between [EMPLOYEE NAME] (“you”) and TeleTech Services Corporation (collectively, the “Parties”).  In consideration of the mutual promises and other benefits set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              Settlement Payment:  Provided that you sign and return this Agreement, and it thereafter becomes effective as described below, you will receive a total settlement payment of [AMOUNT] (“Settlement Payment”).  The payment shall be made in bi-weekly installments, in accordance with the Company’s normal payroll schedule, less applicable federal, state, and local taxes and other authorized deductions and shall be started within 30 days of the date that this Agreement becomes effective.

2.              Benefits:  Your current medical, dental, vision and healthcare flexible spending account coverage (to the extent that you have a positive balance in that account as of today’s date) will be continued, at the Company’s expense, until the Termination Date.  After the Termination Date, you may continue your existing medical insurance coverage at your own expense pursuant to your rights under federal law (commonly referred to as “COBRA”).  You will receive information on COBRA in a later mailing.

3.              Other Compensation Due You:  You will receive payment for any salary earned through the date of your termination of employment with the Company, if any, less applicable taxes and authorized or required withholding deductions.  You understand that you will be paid your earned wages regardless of whether you sign this Agreement.

4.              Stock Options and Restricted Stock Units:  You acknowledge that you are only entitled to the vested Restricted Stock Units (“RSUs”) (vested RSUs automatically become TeleTech stock) listed on the attachment to this Agreement.  You further acknowledge that you waive and are not entitled to any outstanding and unvested Stock Options and RSUs (collectively, the “Waived Stock Options/RSUs”).  You acknowledge and agree that the Waived Stock Options/RSUs are hereby extinguished and that you grant to the Company any and all rights, title and interests that you may have in any of the Waived Stock Options/RSUs.  You acknowledge that you are still subject to the requirements of the Federal Securities laws with respect to any:  (i) sale of TeleTech common stock or (ii) exercise and same-day-sale transaction.  In general, this means that you should not sell TeleTech common stock or enter into an exercise and same-day-sale transaction while you are in possession of material nonpublic information about TeleTech.

5.              Reimbursement for Business Expenses:  Within five days of the Termination Date, you will provide to the Company expense reports detailing all items, if any, for which you seek reimbursement, and the required supporting documentation for such expenses.  If you hold a corporate credit card account, and there is an outstanding amount due and owing on that account, you must submit documentation showing that the account has been paid in full within five days of the Termination Date and understand and agree that if you do not, the Company may withhold any amounts due and owing on that account from the Settlement Payment.  Your expense reports and supporting documentation will be subject to the same level of review that all other similar submissions receive from the Company’s Accounting Department.  The Company will reimburse you in accordance with its existing policies and procedures.  In addition, you will provide supporting documentation for all previously filed expense reports and agree to cooperate with the Company’s Accounting Department to resolve in good faith any issues relating to expenses.

6.              Return and Prohibition of Removal of Company Property and Records.  Except as otherwise specifically provided in this Agreement, you shall return all Company property and records on the Termination Date.  In the event you fail to return such property or records provided herein, you shall be liable to the Company for the value of all such property and records, and all reasonable costs, including attorneys’ fees, incurred by the Company in recovering such property or records.  Company property and records shall include, but is not limited to, cell phones, pagers, Blackberries, laptops, printers, fax machines, and any Company related document whether in written or electronic form and whether created by you or another person or entity. Company equipment, files or business information of any kind, whether written, electronic, digital, or otherwise, shall not be copied, taken or otherwise used by you without the prior written consent of the Company.  In addition, the Company reserves the right to pursue all legal and equitable relief available for breach of this paragraph.

7.              Acknowledgment:  You understand and agree that, absent this Agreement, you would not otherwise be entitled to the payment specified in Paragraph 1.  Further, by signing this Agreement, you agree that you are entitled only to the payments described in this Agreement and that you are not entitled to any payments that are not specifically listed in this Agreement, excluding vested rights you may have pursuant to the Company’s 401(k), Stock Option, Restricted Stock Units and Life Insurance plans.

8.              General Release of All Claims:  In exchange for the Company’s payment in Paragraph 1, you promise that you will not sue TeleTech Services Corporation, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees, or agents.  By signing below, you release TeleTech Services Corporation, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees or agents (collectively, the “Released Parties”), from any and all claims you may have, known or unknown, that are releasable by private agreement, arising at any time through the date that this Agreement becomes effective, which is eight [8] days after you sign it without revoking it. The release specifically includes and is not limited to:

a.                                      any and all rights or claims under any of the following laws: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Fair Labor Standards Act of 1938, as amended; the National Labor Relations Act; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act of 1990, as amended; the Civil Rights Acts of 1866, 1871, and 1991; the Equal Pay Act of 1963; the Employee Retirement and Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Colorado Anti-Discrimination Act; and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, national origin, sex, age, marital status, disability, sexual orientation, lawful off-duty conduct, or retaliation; and

b.                                      any and all common-law claims such as wrongful discharge, violation of public policy, breach of contract, promissory estoppel, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, and invasion of privacy; and

c.                                       any and all claims for any of the following: money damages(including actual, compensatory, liquidated or punitive damages), equitable relief such as reinstatement or injunctive relief, front or back pay, wages, commissions, bonuses, benefits, sick pay, PTO pay, vacation pay, costs, interest, expenses, attorney fees, or any other remedies; and

d.                                      any and all claims arising under any federal or state “whistleblower” law, including without limitation the Sarbanes-Oxley Act of 2002, the Whistleblower Protection Act, and common-law wrongful discharge in violation of public policy.

9.              Age Waiver for Employee 40 Years Old or More:  By signing this Agreement, you acknowledge that:

a.              The General Release in this Agreement includes a waiver and release of all claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.);

b.              You have carefully read, and understand, this Agreement;

c.               You have twenty-one (21) days from the Termination Date to consider your rights and obligations under this Agreement and if you elect to sign it sooner, have done so knowingly, voluntarily, and after giving it your due consideration;

d.              You were, and hereby are, advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

e.               You understand that this Agreement is legally binding and by signing it you give up certain rights;

f.                You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

g.               You knowingly and voluntarily release the Released Parties from any and all claims you may have, known or unknown, in exchange for the payments and benefits you have obtained by signing this Agreement, and that these payments are in addition to any payments or benefits you would have otherwise received if you did not sign this Agreement;

h.              You have seven (7) days from the date you sign this Agreement to change your mind and revoke your acceptance.  To be effective, your revocation must be in writing and tendered to TeleTech Corporate Legal Department, 9197 S. Peoria Street, Englewood, CO 80112, Attn: Settlement Agreements, either by mail or by hand delivery, within the seven (7) day period.  If by mail, the revocation must be:  1) postmarked within the seven (7) day period; 2) properly addressed; and 3) sent by Certified Mail, Return Receipt Requested.  The Agreement will become effective on the eighth day after you sign it, provided you do not revoke your acceptance.  You understand that the Company is not required to make the payments described herein unless and until this Agreement becomes effective; and

i.                  You understand that this Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective, which is after the Company’s actual receipt of your signed signature page and after the 7-day revocation period has expired.

10.       Consideration Period for Employees Under 40 Years of Age:  You have seven (7) days from the Termination Date to consider and execute this Agreement.  You acknowledge and understand that this Agreement shall not become effective or enforceable unless and until the Company receives a signed copy of this Agreement.

11.       Waiver of Rights under California Civil Code Section 1542:  You acknowledge that the Release of Claims provided for in this Agreement is a general release in all respects.  As such, you acknowledge awareness of and hereby waive any rights and benefits afforded by California Civil Code Section 1542, which states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Notwithstanding that the Parties may hereafter discover facts different from or in addition to those they now know or believe to be true, you expressly waive all rights under Civil Code Section 1542 and any other statute or legal principle of similar effect.

12.       No Admission of Wrongdoing:  By entering into this Agreement, neither you nor the Company nor any of the Released Parties suggest or admit any wrongdoing or violation of law.

13.       Non-Solicitation and Non-Competition:  Nothing in this Agreement shall alleviate you from the obligations contained in the “Agreement to Protect Confidential Information, Assign inventions, and Prevent Unfair Competition and Unfair Solicitation” that you executed and which survive termination of employment with the Company.

14.       No Negative Statements:  You agree not to make any negative or disparaging statements about, or do anything which could damage, the Released Parties, or any of their services, reputations, employees or financial status, or any of their business relationships. It will not be a violation of this paragraph for you to make truthful statements, under oath, as required by law or formal legal process.  The Company reserves the right to pursue all legal and equitable relief available for breach of this paragraph.

15.       No Claims Filed:  As a condition of the Company entering into this Agreement, you represent that you have not filed, and do not intend to file, any lawsuit against the Company, or any of the other Released Parties.  This Agreement shall not be construed to prohibit you from filing a charge or complaint with the National Labor Relations Board, the Equal Employment Opportunity Commission, or participating in any investigation or proceedings conducted by either entity; however, you agree that you are waiving your right to monetary recovery should any federal, state, or local administrative agency pursue any claims on your behalf arising out of or relating to your employment with and/or separation from employment with the Company.

16.       Confidentiality:  You agree that the terms of this Agreement are confidential.  You also agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor and immediate family members, unless you are compelled to do so by law.  If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well.

17.       Breach of this Agreement:  You promise to abide by the terms and conditions in this Agreement and understand that if you do not, the Company is entitled to seek damages and injunctive relief.

18.       Entire Agreement:  This Agreement, together with the Arbitration Agreement,  Agreement to Protect Confidential Information, Assign Inventions and Non-Solicitation (collectively, the “Employee Agreements”) constitute the complete understanding between the Parties concerning all matters affecting your employment with the Company, the termination thereof and any ongoing responsibilities.  You hereby affirm and will comply with any and all ongoing obligations contained in the Employee Agreements, including obligations relating to confidentiality of Company information and binding arbitration.  Moreover, you acknowledge that no promises or representations have been made to induce you to sign this Agreement other than as expressly set forth herein and that you have signed this Agreement as a free and voluntary act.

19.       Severability.  If any clause, provision or paragraph of this Agreement is found to be void, invalid or unenforceable, such finding shall have no effect on the remainder of this

Agreement, which shall continue to be in full force and effect.   Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

20.       Changes to the Agreement:  This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

21.       Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Colorado, excluding its choice of law rules, and shall be binding upon the parties hereto and their respective successors and assigns.

If you agree, please sign and return to TeleTech Corporate Legal Department as instructed above.

By signing below, you accept
this Agreement and all of
the terms herein.

TELETECH

By:	By:

Date:	Date: